Exhibit 99.(h)

May 29, 2026

Mr. Keith Teare

Chief Executive Officer and Founder

Signal Rank Corporation

3650 La Calla Court

Palo Alto CA, 94306

Via Email

Dear Mr. Teare:

This letter (the “Agreement”) constitutes the agreement between Signal Rank Corporation (the “Company”, or “SignalRank”) and The Benchmark Company, LLC, a StoneX company (“Benchmark”) pursuant to which Benchmark shall act, on a best efforts basis, as the exclusive placement agent for a private placement or private placements of up to $100 million equity or equity linked securities (the “Equity Offering”) by the Company or such other amounts as shall be determined by the parties.

The terms of any Equity Offering (the “Offering”) shall be mutually agreed upon by the Company and any counter-parties and nothing herein implies that Benchmark would have the power or authority to bind the Company or an obligation for the Company to complete an Offering. The Company expressly acknowledges and agrees that the execution of this Agreement does not ensure the successful completion of the Offering.

A.            Fees and Expenses. In connection with the services described above, the Company shall pay to Benchmark in the aggregate, the following compensation:

1.            Placement Agent Fees. Upon each successful Closing of the Offerings, the Company shall pay to Benchmark fees (the “Offering Fee”) equivalent to the below, resulting from purchasers of securities introduced by Benchmark (“Placement Agent Introductions”).

i.	5% of the gross proceeds from any equity raised in the Equity Offering. This fee does not apply to investors in the Equity Offering who are not Placement Agent Introductions.

ii.	“Placement Agent Introductions” shall exclude (i) existing investors (ii) parties previously contacted by the Company, and (iii) investors introduced prior to this Agreement by third parties unrelated to Benchmark. The list of all three investor groups will be made available to Benchmark within two weeks of signing. With the exception of existing SignalRank investors, if any of groups in (ii) and (iii) participate in the current Offering as a direct and demonstrable result of Benchmark marketing, Benchmark will be entitled to the full Offering Fee. In addition, SignalRank will agree to forward to Benchmark any investor contact information they receive through their website.

Benchmark is hereby authorized to engage, at Benchmark’s option, the services of other broker-dealers with the Company’s prior written consent in its discretion, who are members in good standing of their respective governmental securities regulatory agencies, such as the Financial Industry Regulatory Authority, Inc. (“FINRA”) in the U.S. or the Financial Conduct Authority (FCA) in the U.K., to assist Benchmark in soliciting subscribers in the Offering and to share with such broker-dealers the commissions payable to Benchmark hereunder as Benchmark shall determine in accordance with agreements entered into directly between Benchmark and such other broker-dealers (such Company-approved broker dealers, “Subagents”). In the absence of a written agreement to the contrary, Benchmark shall be responsible for the issuance of IRS Form 1099s to any Subagents engaged by Benchmark.   Benchmark shall be solely responsible for all actions taken by such Subagents. Services of any such Subagents shall terminate with the termination of this Agreement.

The Benchmark Company, LLC - Member FINRA, SIPC

150 East 58th Street, 17th Floor, New York, NY 10155 - Tel: 212-312-6700

2.            Expenses. In addition to any fees payable to Benchmark hereunder, whether or not the Offering is consummated, the Company hereby agrees to reimburse Benchmark for all reasonable travel and other necessary out-of-pocket expenses of third parties incurred directly in connection with Benchmark’s engagement hereunder. Any aggregate expense shall be approved by the Company in writing in advance (provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this Agreement). Reimbursement by the Company shall occur upon the earlier of thirty days following the receipt of an invoice from Benchmark, the Closing, or the expiration or termination of this Agreement.

3.            Tail Financing. Benchmark shall be entitled to an aggregate additional fee per paragraph A.1 above (“Future Financing Fees”) with respect to future equity financings consummated solely with investors who are Placement Agent Introductions (a) with whom the Company has had a conference call or a meeting arranged by Benchmark during the Term and (b) provided that the future financing is consummated at any time within the twelve (12) month period following the earlier to occur of the expiration or termination of this Agreement or the Closing (the “Tail Period”). Tail applies: if identified on a written tail list delivered within 10 business days following termination of this Agreement, and (ii) where Benchmark was the primary procuring cause.

4.            Right of First Refusal (“ROFR”). During the Term of this Agreement the Company will offer Benchmark the right to act as lead or joint-lead investment banker, lead or joint-lead book-runner and/or lead or joint-lead placement agent for each and every future public and private equity and debt offering, including all equity linked financings for the Company, or any successor to or any subsidiary of the Company as of such time, in connection with a financing to be conducted with accredited investors or institutions on customary terms (the “Right of First Refusal”). If less than $25 million is placed with investors by 30 September 2026, Benchmark will be entitled to half of the aggregate amount available for issue in any follow-on offerings until 31 December 2027, otherwise the full amount of follow-on until 31 December 2027 will be subjected to the ROFR. With respect to At-the-Market (“ATM”) offerings, Benchmark will earn the full amount of the ROFR subject to Benchmark’s performance that isn’t limited or constrained by regulatory restrictions related to average daily volume limits (ADV), its net asset value (“NAV”) discount to the market price, minimum price thresholds, and execution during normal trading hours.

From 1 January 2028, if Benchmark raises one hundred percent of the prior year’s follow-on offering, Benchmark will be entitled to raise one hundred percent of the new follow-on capital in the new calendar year, otherwise Benchmark’s ROFR will reset each calendar year to an amount equal to the capital raised by Benchmark in the preceding twelve months, renewing annually on 1 January 2029, 2030, and 2031. The ROFR expires on 31 December 2031.

Additional terms and conditions relating to any such engagement will be set forth in a separate engagement letter, agency agreement or underwriting agreement and the fees for such services will be in addition to the fees payable hereunder, will be negotiated separately and in good faith and will be consistent with fees paid to investment banks for similar services. If Benchmark does not accept the terms and conditions contained in the Company’s offer, the Company may engage any other financial institution as lead or joint-lead investment banker, lead or joint-lead book-runner and/or lead or joint-lead placement agent in connection with such transaction; provided, that the terms and conditions of any such engagement shall be no more favorable to such other financial institution as the terms and conditions offered by the Company to Benchmark.

In addition, in the event that the Company receives, during such twelve month period, a third party offer to act as lead or joint-lead investment banker, lead or joint-lead book-runner and/or lead or joint-lead placement agent in connection with any offering of equity or convertible debt securities of the Company other than the Offering (including any such offering undertaken by the Company in connection with a liquidity event), the Company shall promptly give notice in writing to Benchmark of the particulars of the third party offer and Benchmark, for a period of five (5) business days from the date of receipt of such notice, shall have the right to match the terms of such third party offer, failing which, Benchmark shall relinquish its Right of First Refusal provided hereunder.

Additionally, should the Company require a Fairness Opinion during the Term of this Agreement the Company will offer Benchmark the first opportunity to propose terms for the provision of such an Opinion. Additionally, Benchmark shall have the right to match the terms of any third-party offer, failing which Benchmark shall relinquish its Right of First Refusal provided hereunder.

B.            Portfolio Companies and Venture Partner Investment Banking Relationship. The Company will make reasonable commercial efforts to introduce and promote Benchmark/StoneX to its venture capital investment partners and portfolio companies SignalRank invested in/with to act as an M&A advisor/investment banker, book-runner and/or placement agent for M&A opportunities, public and private equity, equity-linked, and debt offerings.

C.            Co-Investment with SignalRank. Benchmark will have access to the investor portal with a live list of opportunities and a button for a request for an introduction by the Company to its seed partners. Benchmark will negotiate with the seed partners to establish the terms under which Benchmark can form its own special purpose vehicles and co-invest alongside the Company in these future investments. The Company will not participate in the economics derived from Benchmark’s co-investments.

D.            Term and Termination of Engagement. The term (the “Term”) of Benchmark’s engagement will begin on the date hereof and end on the earlier of twelve (12) months or fifteen (15) days after the receipt by either party hereto of written notice of termination. Notwithstanding anything to the contrary contained herein, the provisions concerning indemnification, contribution and the Company’s obligations to pay fees and reimburse expenses contained herein will survive any expiration or termination of this Agreement.

E.            Use of Information; Confidentiality. The Company will furnish Benchmark such written information as Benchmark reasonably requests in connection with the performance of the services hereunder. The Company understands, acknowledges and agrees that, in performing its services hereunder, Benchmark will use and rely entirely upon such information as well as publicly available information regarding the Company and other relevant third parties and that Benchmark does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Company or otherwise relevant to the Offering including, without limitation, any financial information, forecasts or projections considered by Benchmark in connection with the provision of its services.

Benchmark agrees that all nonpublic information obtained in connection with its engagement hereunder will be held in strict confidence and will be used by it solely for the purposes of performing its obligations relating to its engagement hereunder; provided, that nothing herein shall prevent Benchmark from disclosing any such information (a) in accordance with an order of any court or administrative agency or in any pending legal or administrative proceeding, or (b) to the extent that such information (i) was or becomes publicly available other than by reason of disclosure by Benchmark in violation of this Agreement or (ii) was or becomes available to Benchmark or its affiliates from a source that is not known by Benchmark to be subject to a confidentiality obligation to the Company. This undertaking by Benchmark shall automatically terminate one (1) year following the last to occur of the completion of the Offering or termination of the engagement hereunder. At the request of the Company, Benchmark will execute a commercially reasonable nondisclosure agreement in connection with the delivery and use of such information. At Company’s request, Benchmark will promptly return to the Company, or destroy, any and all materials containing such confidential information except to the extent that Benchmark is required to maintain such information in accordance with legal or regulatory requirements or consistent with Benchmark’s data retention policies, provided that such retained information shall remain subject to confidentiality and use provisions of the aforementioned nondisclosure agreement.

F.            Publicity. In the event of the consummation or public announcement of the Offering, Benchmark shall have the right to disclose, with the Company’s prior written approval, its participation in the Offering, including, without limitation, the placement at its cost of “tombstone” advertisements on its website and in financial and other newspapers and journals subject to all applicable laws.

G.            Securities Matters. The Company shall be responsible for any and all compliance with the securities laws applicable to it, including Regulation D and the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, and unless otherwise agreed in writing, all state securities (“blue sky”) laws. Benchmark agrees to cooperate with counsel to the Company in that regard. Benchmark will comply with all applicable federal and state securities laws, rules, and regulations in connection with its activities hereunder and all applicable broker-dealer registration and compliance rules and regulations. As the Offering involves a private placement of securities, the Benchmark will take no action that will jeopardize the Company’s private placement exemption from federal and state securities laws.

H.            Indemnity.

1.            In connection with the Company’s engagement of Benchmark hereunder, the Company hereby agrees to indemnify and hold harmless Benchmark and its affiliates, and the respective controlling persons, directors, officers, partners, members, shareholders, agents, registered representatives, registered principals and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those members or shareholders), investigations, damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that are (A) directly related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of Benchmark, or (B) otherwise relate to or arise out of Benchmark’s activities on the Company’s behalf under Benchmark’s engagement hereunder, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding. The Company will not, however, be responsible for any Claim resulting from the bad faith, gross negligence, willful misconduct, illegal acts of or any breach of this Agreement by any person seeking indemnification for such Claim, including any Indemnified Person. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of Benchmark except for any Claim incurred by the Company as a result of such Indemnified Person’s bad faith, gross negligence, willful misconduct, illegal acts or any breach of this Agreement.

2.            Neither Party will, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

3.            Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall promptly notify the Company in writing of such complaint or of such assertion or institution. If the Company so elects, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the reasonable fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert cross-claims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in the defense of such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4.            The Company and Benchmark agree that if any indemnification or reimbursement sought pursuant to the preceding paragraphs is finally judicially determined to be unavailable (except by reason of the gross negligence, reckless or willful misconduct, illegal action or bad faith of an Indemnified Person), then the Company and the Indemnified Parties involved in such Action shall contribute to the liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and such Indemnified Parties, on the other hand, in connection with Benchmark’s retention hereunder or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a), but also the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand; provided that in no event other than in the case of willful misconduct or illegal action shall the Indemnified Parties’ aggregate contribution to all damages with respect to which contribution is available hereunder exceed the amount of fees actually received by Benchmark from the Company pursuant to Benchmark’s retention hereunder. It is hereby agreed that the relative benefits to the Company, on the one hand, and the Indemnified Parties, on the other hand, with respect to the retention shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received by the Company or its security holders, as the case may be, pursuant to the Offering, whether or not consummated, for which Benchmark are retained bears to (ii) the fee paid or proposed to be paid to Benchmark in connection with such retention. The Company and Benchmark agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this paragraph.

5.            The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Person may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

I.            Conflicts of Interest. Notwithstanding any other provision of this letter, Benchmark represents and warrants that Benchmark and its affiliates have no conflict of interest in connection with the assignment contemplated by this Agreement. During the term of this engagement, Benchmark will promptly advise the Company in writing of any conflict of interest detrimental to the Company of which Benchmark becomes aware.

J.            Limitation of Engagement to the Company. The Company acknowledges that Benchmark has been retained only by the Company, that Benchmark is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of Benchmark is not deemed to be on behalf of, and is not intended to confer rights upon, any member, shareholder, owner or partner of the Company or any other person not a party hereto as against Benchmark or any of its affiliates, or any of its affiliates’ respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), partners, employees, registered principals, registered representatives or agents. Unless otherwise expressly agreed in writing by Benchmark, no one other than the Company or its affiliates is authorized to rely upon this Agreement or any other statements or conduct of Benchmark, and no one other than the Company or its affiliates is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by Benchmark to the Company in connection with Benchmark’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering the Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. Benchmark shall not have the authority to make any commitment binding on the Company. The Company, in its sole discretion, shall have the right to reject any investor or counterparty introduced to it by the Benchmark. The Company agrees that it will perform and comply with the covenants and other obligations set forth in the purchase agreement and related transaction documents, as applicable, between the Company and the investors in the Offering, and that Benchmark will be entitled to rely on the representations, warranties, agreements and covenants of the Company contained in such purchase agreement and related transaction documents as if such representations, warranties, agreements and covenants were made directly to Benchmark by the Company.

K.            Limitation of Benchmark’s Liability to the Company. Benchmark and the Company further agree that neither Benchmark nor any of its affiliates or any of its respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), partners, employees, registered representatives, registered principals or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Benchmark and that have resulted solely from the bad faith, gross negligence, willful misconduct, illegal act or any breach of this Agreement by Benchmark.

L.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the County of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the County of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Benchmark and the Company.

M.            Notices. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or email, if sent to Benchmark, to The Benchmark Company, LLC, at the address set forth on the first page hereof, email DG-BenchmarkTBCCompliance@StoneX.com Attention: General Counsel, and if sent to the Company, to the address set forth on the first page hereof, Attention: Mr. Keith Teare, CEO. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine.

N.            Miscellaneous. This Agreement shall not be modified or amended except in writing signed by Benchmark and the Company. This Agreement shall be binding upon and inure to the benefit of both Benchmark and the Company and their respective assigns, successors, and legal representatives. This Agreement constitutes the entire agreement of Benchmark and the Company, and supersedes any prior agreements, with respect to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

In acknowledgment that the foregoing correctly sets forth the understanding reached by and between Benchmark and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

THE BENCHMARK COMPANY

By

Accepted and Agreed:

SIGNAL RANK CORPORATION

By
Keith Teare
Chief Executive Officer

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